UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Phelps Dodge Corporation

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Notice of
Annual Meeting
of Shareholders
and Proxy
Statement
May 26, 2006

J. Steven Whisler
Chairman and
Chief Executive Officer
April 13, 2006
Dear Shareholder:
      You are cordially invited to attend our annual meeting of shareholders to be held at 9:00 a.m. (MST) on Friday, May 26, 2006, at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. Enclosed with this proxy statement are your proxy card and the 2005 annual report to shareholders, which includes the Corporation’s Annual Report on Form 10-K.
      Your vote is important. Whether you plan to attend the annual meeting or not, you may access electronic voting via the internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting you may vote in person.
      Registration and seating will begin at 8:30 a.m. Each shareholder will be asked to sign an admittance card and may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring evidence of their stock ownership as of the April 6, 2006 record date (for example, a copy of a brokerage statement). Cameras and recording devices will not be permitted at the meeting.
      Last year, over 86% of our outstanding shares were represented in person or by proxy, and we hope to increase our shareholder participation this year. This proxy statement and accompanying materials are being first sent to shareholders on April 13, 2006.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
1. ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EQUITY COMPENSATION PLAN INFORMATION(a)
EXECUTIVE COMPENSATION
PENSION AND OTHER RETIREMENT BENEFITS
SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
CODE OF ETHICS OF PHELPS DODGE CORPORATION
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP
COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN* AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP
2. APPROVAL OF THE PHELPS DODGE CORPORATION 2007 DIRECTORS STOCK UNIT PLAN
3. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
OTHER BUSINESS
VOTING PROCEDURES
PROPOSALS FOR 2007
ANNUAL REPORT FOR 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Phelps Dodge Corporation:
      The annual meeting of shareholders of Phelps Dodge Corporation will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, 85004 on Friday, May 26, 2006, at 9:00 a.m. (MST), to consider and take action on the following:

1. Elect five directors;

2. Approve the Phelps Dodge Corporation 2007 Directors Stock Unit Plan;

3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2006; and

4. Transact any other business that may properly be brought before the annual meeting.
      Only holders of record of the Corporation’s common shares at the close of business on April 6, 2006 will be entitled to vote at the meeting. On April 6, 2006, we had 203,633,661 common shares outstanding.
      If you participate in the Mellon Investor Services LLC Investor Services Program for Phelps Dodge Corporation Shareholders, all common shares held for your account under that plan will be voted in accordance with your proxy.
      Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter or a new proxy, dated later than your first proxy, to Catherine R. Hardwick, Assistant General Counsel and Secretary.
      Shareholders who do not expect to attend the meeting in person are asked to access electronic voting via the internet or telephone voting as described on the enclosed proxy card or date, sign and complete the proxy card and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.
      This proxy statement and accompanying materials are being first sent to shareholders on April 13, 2006. The Corporation’s principal executive office is located at One North Central Avenue, Phoenix, Arizona 85004.

By order of the Board of Directors,

Catherine R. Hardwick
Assistant General Counsel and Secretary
Phoenix, Arizona
April 13, 2006

1. ELECTION OF DIRECTORS

Board Structure	The Corporation currently has twelve directors. Eleven directors are divided into three classes: three in Class I, four in Class II and four in Class III. Mr. Charles C. Krulak was elected a director of the Corporation on December 7, 2005. Messrs. Robert N. Burt and Robert D. Krebs, both Class III members, notified the Board that they planned to retire and, as a result, would not be standing for re-election at the 2006 annual meeting of shareholders. The terms of office of the two remaining Class III directors expire at the 2006 annual meeting of shareholders. The Corporation would like to publicly thank Messrs. Burt and Krebs, who have served as Directors for 13 years and 19 years, respectively, for their dedication and long service to the Corporation.

The Board of Directors has nominated Messrs. Dustan E. McCoy and Martin H. Richenhagen to stand for election to the Board at the 2006 annual meeting of shareholders. Messrs. Krulak and McCoy will stand for election as Class III directors at the 2006 annual meeting of shareholders for a term of three years. Mr. Richenhagen will stand for election as a Class I director at the 2006 annual meeting of shareholders for a term of one year.

Class III and Class I Election	The four nominees for election as Class III directors and the one nominee for election as a Class I director are listed below. If elected, the nominees for election as Class III directors will serve for a term of three years and until their successors are elected and qualify. The nominee for election as a Class I director will serve for a term of one year. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Vote Required to Elect Class III and Class I Nominees	A nominee must receive a plurality of the votes cast at the annual meeting to be elected. Abstentions and broker non-votes, therefore, have no effect on the election of directors.

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Charles C. Krulak (Class III)	Mr. Krulak retired as Executive Vice Chairman and Chief Administration Officer of MBNA Corp. (financial services company) in June 2005, a position he held since March 2004. He previously served as Chief Executive Officer of MBNA Europe from January 2001 until March 2004, and Senior Vice Chairman of MBNA America from 1999 to 2001. Mr. Krulak retired from a distinguished 35-year military career in 1999, after serving as Commandant, the Marine Corps’ highest-ranking officer, from 1995-1999. Mr. Krulak is a director of ConocoPhillips and Union Pacific Corporation. Age 64.	2005

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Dustan E. McCoy (Class III)	Dustan E. McCoy was named Chairman and Chief Executive Officer of Brunswick Corporation (recreation products company) in December 2005. Previously he had served as President of the Brunswick Boat Group since 2000. Mr. McCoy joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, Mr. McCoy served as Executive Vice President for Witco Corporation. Mr. McCoy is a director of Louisiana-Pacific Corporation. Age 56.

William J. Post (Class III)	Mr. Post has been Chairman of the Board of Pinnacle West Capital Corporation (holding company of subsidiaries operating, selling and delivering electricity and energy-related products and services) since February 2001, and its Chief Executive Officer since February 1999. He was also its President from August 1999 to February 2001, and from February 1997 to February 1999. He is currently Chairman of the Board of Arizona Public Service (APS) (supplier of electricity), a subsidiary of Pinnacle West Capital Corporation. He was Chairman of the Board and Chief Executive Officer of APS from February 2001 to September 2002. From October 1998 to February 2001, he was APS’s Chief Executive Officer. He was APS’s President and Chief Executive Officer from February 1997 to October 1998. Age 55.	2001

Jack E. Thompson (Class III)	Mr. Thompson retired as the Vice Chairman of Barrick Gold Corporation (multinational gold mining company) in April 2005, a position he held since December 2001. From April 1999 until December 2001 he was the Chairman and Chief Executive Officer of Homestake Mining Company (multinational gold mining company) which merged with Barrick Gold Corporation in December 2001. From July 1998 until March 1999 he was the Chairman, President and Chief Executive Officer of Homestake Mining Corporation and its President and Chief Executive Officer from May 1996 until July 1998. He is a director of Stillwater Mining Co., Century Aluminum Company and Tidewater Inc. He also sits on the advisory board of Resource Capital Funds III, LLP. Age 56.	2003

Martin H. Richenhagen (Class I)	Mr. Richenhagen is the President and Chief Executive Officer of AGCO Corporation (manufacturer and distributor of agricultural equipment), positions held since July 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA (flooring material business based in Switzerland). From 1998 to December 2002, Mr. Richenhagen was Group President of CLASS KgaA mgH (global farm equipment manufacturer and distributor). Mr. Richenhagen is a director of AGCO Corporation. Age 53.
The Board of Directors recommends a vote FOR
all of the Class III and Class I nominees.

Continuing Directors	The seven directors whose terms will continue after the annual meeting and will expire at the 2007 annual meeting (Class I) or the 2008 annual meeting (Class II) are listed below.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Marie L. Knowles (Class I)	Mrs. Knowles was Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (diversified energy company) from July 1996 until her retirement on June 1, 2000. From 1993 until 1996 she was Senior Vice President of Atlantic Richfield Company and President of ARCO Transportation Company, a former subsidiary of Atlantic Richfield Company. Mrs. Knowles is a director of McKesson Corporation and a trustee of the Fidelity Funds. Age 59.	1994

Jon C. Madonna (Class I)	Mr. Madonna was Chairman of the Board of DigitalThink, Inc. (e-learning company) from April 2002 until it was sold in May 2004. From April 2001 until March 2002 he was President and Chief Executive Officer of DigitalThink, and from January 1999 until October 2000 he was the President and Chief Executive Officer of Carlson Wagonlit Corporate Travel (business travel and expense management company). He was Vice Chairman of The Travelers Group (financial services and insurance company) from January 1997 until October 1998. Mr. Madonna was Chairman of KPMG International (international accounting and tax services company) from July 1995 to January 1996 and Chairman and Chief Executive Officer of KPMG Peat Marwick USA from 1990 until 1996. Mr. Madonna is a director of AT&T, Albertsons Inc. and Tidewater Inc. Age 62.	2003

Gordon R. Parker (Class I)	Mr. Parker was Chairman of Newmont Mining Corporation from 1986 until his retirement in 1994. He was Chief Executive Officer from 1985 until 1993. Mr. Parker is a director of Caterpillar, Inc. Age 70.	1995

Archie W. Dunham (Class II)	Mr. Dunham was Chairman of ConocoPhillips (integrated energy company) from August 2002, following the merger of Conoco Inc. and Phillips Petroleum Company in August 2002, until his retirement on September 30, 2004. He was Chairman, President and Chief Executive Officer of Conoco Inc. (integrated energy company) from August 1999 to August 2002, and President and Chief Executive Officer of Conoco Inc. from January 1996 to August 2002. He was an Executive Vice President of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is a director of Louisiana-Pacific Corporation, Pride International, Inc. and Union Pacific Corporation. Age 67.	1998

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

William A. Franke (Class II)	Mr. Franke was Chairman and Chief Executive Officer of America West Holdings Corporation from February 1997 and President from April 1999 until his retirement on September 1, 2001. He was Chief Executive Officer of its principal subsidiary, America West Airlines, Inc. (airline carrier), from April 1999 until his retirement on September 1, 2001 and was Chairman of its Board from 1992 until his retirement on September 1, 2001. He was also its President from April 1999 until May 24, 2000. He has been President of Franke and Company, Inc., Phoenix, AZ, an investment firm, since 1987. He is the managing member of Indigo Partners, LLC and Indigo Pacific Partners, LLC, private equity funds focused on investments in the air transportation sector. He is also a managing partner of Newbridge Latin America, L.P., a private equity fund with investments in that region and an officer of several of the investment funds’ portfolio companies. Age 69.	1980

Robert D. Johnson (Class II)	Mr. Johnson retired from Honeywell Aerospace (supplier of aircraft engines, equipment, systems and services), a division of Honeywell, Inc., in January 2006 after serving as non-executive Chairman since January 2005. From December 1999 until January 2005, Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. From March 1999 to December 1999, he was President and Chief Executive Officer of Allied Signal Aerospace (supplier of aircraft engines, equipment, systems and services), a division of Allied Signal Inc. From January 1999 until March 1999, he was President and Chief Executive Officer of the Marketing, Sales and Services division of Allied Signal Aerospace-Allied Signal Inc. From September 1997 until December 1998, he was President and Chief Executive Officer of Electronic and Avionics Systems, Allied Signal Aerospace, a division of Allied Signal Inc. From July 1994 until September 1997, he was Vice President and General Manager of Aerospace Services at Allied Signal Aerospace, a division of Allied Signal Inc. He is a director of Roper Industries Inc. and Ariba Inc. Age 58.	2003

J. Steven Whisler (Class II)	Mr. Whisler was elected Chairman of the Corporation on May 3, 2000, and he has been Chief Executive Officer since January 1, 2000. He was President from December 1997 to October 31, 2003 and was also Chief Operating Officer from December 1997 until January 1, 2000. He was President of Phelps Dodge Mining Company, a division of the Corporation, from 1991 to October 1998. He is a director of Burlington Northern Santa Fe Corporation and US Airways Group, Inc. Age 51.	1995

CORPORATE GOVERNANCE AND GENERAL INFORMATION
CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance	Adherence to the highest standards of corporate governance practices has been the foundation for conducting the businesses of Phelps Dodge since 1885. Additional information about the Corporation’s corporate governance practices, including its Corporate Governance Guidelines, the Charters for the Audit Committee, Compensation and Management Development Committee and the Committee on Directors and Corporate Governance, are published on the Corporation’s website at www.phelpsdodge.com. The Phelps Dodge Corporation Code of Business Ethics & Policies (to which every non-bargained domestic and international employee attests annually) and the Code of Ethics for Directors are also available on the Corporation’s website. Each of these documents is also available free of charge to any shareholder who requests a copy in writing.

Board Independence	The Board of Directors requires that a majority of its members be independent. The Board adopted the following independence standards, which are consistent with criteria established by the New York Stock Exchange, to assist the Board in making these independence determinations.

A Director is independent if the Board has made an affirmative determination that such Director has no material relationship with the Corporation (directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In addition:

• A Director who is an employee, or whose immediate family member is an executive officer, of the Corporation is not independent until three years after the end of such employment relationship.

• A Director who receives, or whose immediate family member receives, more than $100,000 during any twelve-month period in direct compensation from the Corporation, other than Director and Committee fees and a pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceased to receive more than $100,000 in any twelve-month period in such compensation.

• A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the auditing relationship.

• A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

• A Director who is a current employee, or whose immediate family member is an executive officer, of a company that has made payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

The Board has reviewed all material transactions and relationships between each nominee for director and each current director, or any member of his or her immediate family, and the Corporation, its senior management and its independent accounting firm and internal audit firm. Based on this review and in accordance with the independence standards outlined above, the Board of Directors has affirmatively determined that both director nominees and all of the non-employee directors, other than Mr. Post, are independent. As a result, ten of the Corporation’s twelve directors are independent.

The Board has determined that Mr. Post is not independent because he is an executive officer of another company that during 2005 received payments from the Corporation in an amount which exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues. Mr. Post is an executive officer of Pinnacle West Capital Corporation (“Pinnacle West”) and its subsidiary, Arizona Public Service (“APS”). Pinnacle West and APS are engaged in the business of supplying electricity to substantial portions of Arizona and other parts of the western United States. The rates charged by Pinnacle West and APS for electricity, which in some cases were fixed by governmental authority, offered economic advantages to the Corporation, in part because of the proximity of APS’s generation and transmission facilities to certain of the Corporation’s Arizona operations. Because the Corporation’s purchases of electricity from Pinnacle West and APS amounted to approximately 2.2% of Pinnacle West’s consolidated gross revenues in 2005, Mr. Post does not qualify as an independent director.

Board Meetings	The Board of Directors met 12 times during 2005. Each director attended at least 75% of the combined number of meetings of the Board and of the committees on which such director served. The average attendance for all directors was 94%. The non-management directors meet regularly in executive sessions without management. Executive sessions are presided over by the Chair of the Committee on Directors and Corporate Governance. The Chair of that Committee may, if desired, delegate such responsibility to another independent director, including the Chair of the Committee having jurisdiction over the bulk of the issues to be discussed at an executive session. The Corporation does not require directors to attend the annual meeting of shareholders. The Corporation believes that information concerning the Corporation is readily available from a variety of sources, including from management, and the Board is accessible to shareholders through additional, more effective means. Mr. Whisler was the only director who attended the 2005 annual meeting.

Shareholders and other interested parties who wish to contact our directors may send written correspondence, in care of the Corporate Secretary, to Phelps Dodge Corporation, One North Central Avenue, Phoenix, Arizona 85004. Communications may be directed to our presiding director, our audit Committee chair, or all of our non-management directors.

Communications addressed to directors that discuss business or other matters relevant to the activities of the Board of Directors will be preliminarily reviewed by management and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations or advertisements.

Board Committees	The Audit Committee comprises Messrs. Johnson, (Mrs.) Knowles, Krebs, Krulak (effective December 2005), Madonna (Chair) and Thompson and met nine times during 2005. The Board of Directors determined that Mr. Madonna (Chair) is an audit committee financial expert (as defined by SEC regulations) and that each member of the Committee is independent, as defined by NYSE regulations, financially literate and possesses financial management expertise. The Committee generally performs the following functions:

• Selects, evaluates and makes all decisions concerning the performance, compensation, retention and termination of the Corporation’s independent registered public accounting firm;

• Assists the Board of Directors with oversight of: (i) the quality and integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Corporation’s independent registered public accounting firm; and (iv) the performance of the Corporation’s internal audit function;

• Prepares the report of the Audit Committee to be included in the Corporation’s proxy statement as required under the rules of the Securities and Exchange Commission; and

• Provides an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Compensation and Management Development Committee comprises Messrs. Burt, Dunham (Chair), Franke, Johnson, (Mrs.) Knowles and Parker and met three times during 2005. The Board of Directors determined that each member of the Committee is independent, as defined by NYSE regulations. The Committee generally performs the following functions:

• Reviews and approves the compensation of the Corporation’s senior officers;

• Reviews management recommendations concerning the compensation of other officers and key personnel;

• Reviews the Corporation’s program for management development; and

• Reviews and approves incentive compensation awards, stock option grants and awards of restricted stock.

The Committee on Directors and Corporate Governance comprises Messrs. Burt, Dunham, Franke (Chair), Krebs, Krulak (effective December 2005), Madonna and Parker and met three times during 2005. The Board of Directors determined that each member of the Committee is independent, as defined by NYSE regulations. The Committee generally performs the following functions:

• Makes recommendations concerning the composition of the Board and its Committees and reviews director compensation;

• Reviews the qualifications of potential director candidates and recommends to the Board nominees for election as directors; and

• Develops and reviews the Board governance policies and makes recommendations concerning the corporate governance program for the Corporation.

Applications, recommendations or proposed nominees for directors will be referred to the Committee on Directors and Corporate Governance. Applications, recommendations and nominations should be sent to the Assistant General Counsel and Secretary of the Corporation and should include the address and a brief description of the background, professional experience and qualifications of the individual recommended.

The Committee on Directors and Corporate Governance considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. There are no differences in the manner in which the Committee on Directors and Corporate Governance evaluates nominees for the Board of Directors based on whether or not the nominee is recommended by a shareholder. The Committee on Directors and Corporate Governance evaluates prospective nominees against a number of standards and qualifications, including the qualifications in the Phelps Dodge Corporate Governance Guidelines under the heading, “Membership Criteria for Non-Employee Directors of Phelps Dodge Corporation.” The Corporate Governance Guidelines are published on the Corporation’s website at www.phelpsdodge.com. The Committee also considers such other factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee then determines whether to interview the prospective nominees, and, if warranted, one or more of the members of the Committee on Directors and Corporate Governance, and others as appropriate, interview such prospective nominees whether in person or by telephone. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors then determines the nominees after considering the recommendation and report of the Committee on Directors and Corporate Governance.

Upon the recommendation of the Committee on Directors and Corporate Governance, Mr. Charles C. Krulak was elected to the Board of Directors on December 7, 2005. Mr. Krulak was selected from a group of several candidates and he was first identified as a candidate to the Committee by a non-management director. Mr. Krulak was reviewed and interviewed by an executive search firm that was retained by the Committee to assist in identifying and evaluating potential director candidates. Mr. Krulak was then interviewed by the Chair of the Committee, and the chairman and chief executive officer of the Corporation prior to his election.

Upon the recommendation of the Committee on Directors and Corporate Governance, Messrs. Dustan E. McCoy and Martin H. Richenhagen were nominated for election to the Board of Directors on April 5, 2006. Messrs. McCoy and Richenhagen were both selected from a group of several candidates and were first identified to the Committee as possible candidates by a search firm retained to search for new director candidates. Both Messrs. McCoy and Richenhagen were interviewed by the Chair of the Committee and the chairman and chief executive officer prior to their nomination.

The Corporation retains an executive search firm to assist it in identifying and evaluating potential director candidates as and when necessary.

The Environmental, Health and Safety Committee comprises Messrs. Dunham, Johnson, (Mrs.) Knowles, Parker, Post (Chair) and Thompson and met five times in 2005. The Committee generally performs the following functions:

• Reviews the Corporation’s environmental, health and safety policies;

• Reviews management’s implementation of these policies; and

• Makes reports and recommendations to the Board concerning the results of its reviews.

The Finance Committee comprises Messrs. Burt, Franke, Krebs, Krulak (effective December 2005), Madonna, Post and Thompson (Chair) and met three times during 2005. The Committee generally performs the following functions:

• Reviews the financial affairs of the Corporation and its subsidiaries;

• Recommends to the Board financial policies and actions to accommodate the Corporation’s goals and operating strategies while maintaining a sound financial condition; and

• Reviews the funding and management of assets for retirement income plans of the Corporation and its subsidiaries.

Board Compensation	Directors who are not salaried employees of the Corporation (non-employee directors) receive compensation for their Board service comprised both of cash and equity components. The Committee on Directors and Corporate Governance reviews director compensation from time to time and recommends appropriate increases and changes in structure. The following compensation structure for directors was approved by the full Board effective July 1, 2004:

Annual Retainer	$65,000
Annual Committee Chair Retainers	Audit Committee: $12,500
Compensation and Management Development
Committee: $7,500
Committee on Directors and Corporate
Governance: $5,000
Environmental, Health and Safety Committee: $3,000
Finance Committee: $3,000
Attendance Fees	$1,500 for each Board meeting
$1,500 for each Board committee meeting
Shares of Stock	The foregoing retainers and fees, at the election of the Director, may be received in an equivalent number of the Corporation’s common shares in lieu of cash.
Stock Units	Number of stock units equal in value to $75,000 on date of grant under the Directors Stock Unit Plan described below.

Directors Stock Unit Plan	In order to encourage increased stock ownership, the Board of Directors adopted the Corporation’s Directors Stock Unit Plan. Pursuant to this plan, effective as of January 1, 2005, each non-employee director receives an annual grant of stock units having a value equal to $75,000 on the date of the grant. One unit is equal in value to one share of the Corporation’s common stock. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on the Corporation’s common shares. Upon termination of service as a director, the director is entitled to payment of his or her accumulated stock units in an equivalent number of the Corporation’s common shares or in cash.

The Board of Directors approved a Third Amendment to the plan on February 1, 2006. The primary purpose of the amendment was to provide pro-rata awards to new directors upon joining the Board. The Corporation’s existing Directors Stock Unit Plan terminates on December 31, 2006. A new plan is presented in this proxy for shareholder consideration which, if approved, will have an effective date of January 1, 2007.

Deferred Compensation Plan for Directors	Directors may defer payment of retainers and/or meeting fees to future years and may elect to have such deferred compensation deemed to:

• receive interest at prevailing market rates;

• be invested in the Corporation’s common shares; or

• be invested in one of several investment funds designated for that purpose.

Matching Gifts Plan	Directors are eligible to participate in the Corporation’s Matching Gifts Plan. The Corporation will match a Director’s contributions to qualified organizations up to $10,000 annually.

Expenses and Benefits	All directors are reimbursed for travel and other related expenses incurred in attending Board and Committee meetings. The Corporation also provides non- employee directors with life insurance benefits.

Directors Stock Ownership Policy	The Board of Directors has a policy that each director, within three years of his or her election, shall own a total of not less than 4,000 common shares of the Corporation. Stock units granted to a director under the Corporation’s Directors Stock Unit Plan or shares elected in lieu of cash compensation under the Deferred Compensation Plan for the Directors of Phelps Dodge Corporation apply toward attainment of this requirement. All directors are in compliance with the stock ownership policy.

Directors and Officers Liability Insurance
      The Corporation maintains directors and officers (D&O) liability insurance policies issued by National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, American Casualty Company of Reading, PA, Zurich American Insurance Company, XL Insurance (Bermuda) Ltd., and Allied World Assurance Company, Ltd. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries for certain liabilities they may incur in the performance of their duties that are not indemnifiable under the Bylaws, (ii) the Corporation for its obligations to indemnify such persons against such liabilities, and (iii) the Corporation for losses arising from a securities claim. These policies are placed on an annual basis from June 1, 2005 to June 1, 2006. The Corporation also purchases additional D&O liability insurance coverage from Corporate Officers & Directors Assurance Ltd., Starr Excess Liability Insurance International Ltd. and Allied World Assurance Company, Ltd. These policies also are placed on an annual basis from June 1, 2005 to June 1, 2006. The annual premium for the D&O liability insurance is $2,780,000. The Corporation also purchases pension trust liability insurance policies on an annual basis for the period June 1, 2005 to June 1, 2006. These policies insure directors, officers and employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries and the sponsor organizations. The annual premium for the pension trust liability insurance is $194,500.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
       The following directors served on the Compensation and Management Development Committee during 2005: Messrs. Burt, Dunham (Chair), Franke, Johnson, (Mrs.) Knowles and Parker. None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
       The following table lists the common share ownership as of March 31, 2006 for our directors and executive officers. On February 1, 2006, the Corporation announced that the Board of Directors had approved a two-for-one split of the Corporation’s common stock, to be effected in the form of a 100 percent stock dividend. Common shareholders of record at the close of business on February 17, 2006, received one additional share of common stock for every share they owned as of the date. The additional shares were distributed on March 10, 2006. The share numbers in the table below reflect the effect of this stock dividend. “Beneficial Ownership” includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on March 31, 2006 or within 60 days thereafter. On March 31, 2006, the directors and the five named executive officers of the Corporation owned, in the aggregate, 1,004,063, shares of the Corporation’s common stock (less than one percent of the shares outstanding). The Corporation’s non-employee directors also have interests in stock-based units under Corporation’s plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the Corporation’s stock.

		Options
	Shares	Exercisable
	Beneficially	Within	Stock
Name of Beneficial Owner	Owned(a)	60 Days	Units(b)		Total

Robert N. Burt	4,875	0	17,882		22,757
S. David Colton	41,790	0	0		41,790
Archie W. Dunham	0	0	32,230	(c)	32,230
William A. Franke	4,000	0	19,448		23,448
Robert D. Johnson	1,086	0	4,118		5,204
Marie L. Knowles	2,000	0	17,338		19,338
Robert D. Krebs	0	16,072	18,597		34,669
Charles C. Krulak	0	0	1,053		1,053
Jon C. Madonna	2,000	0	4,118		6,118
Arthur R. Miele	38,592	0	0		38,592
Gordon R. Parker	8,538	0	17,640		26,177
Ramiro G. Peru	83,380	1	0		83,381
William J. Post	2,000	0	10,899		12,899
Timothy R. Snider	104,184	0	0		104,184
Jack E. Thompson	4,000	0	4,118		8,118
J. Steven Whisler	362,306	181,800	0		544,106
Directors and executive officers as a group (19 persons)	757,191	199,206	147,440		1,103,837

(a)	Includes, as of March 31, 2006, the following shares of restricted stock awarded under the Phelps Dodge 1998 Stock Option and Restricted Stock Plan and the Phelps Dodge 2003 Stock Option and Restricted Stock Plan: Mr. Whisler, 237,250 shares, Mr. Snider, 78,586 shares, Mr. Peru, 73,380 shares, Mr. Colton, 29,290 shares and Mr. Miele, 23,154 shares.

(b)	Except where indicated below, represents stock units awarded under the Directors Stock Unit Plan.

(c)	Includes stock units credited under the Deferred Compensation Plan for Directors of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
       Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 2005 were filed on time. During reconciliations performed in connection with the recent stock split, we discovered that several required filings had not been made due to administrative errors. Amended and late forms have since been filed to report the transactions, each of which involved a relatively small number of shares. Based on these amended filings, in 2006 there were: a late filing for a Form 4 transaction in February 2006 for Kalidas V. Madhavpeddi, former Senior Vice President - Asia, late Form 4s due for the period August 2002 through 2004 for exempt acquisitions under our deferred compensation plan by director Mr. Archie W. Dunham, and an amended report including missing holdings on a Form 3 by David C. Naccarati, President - Phelps Dodge Mining Company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
       To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corporation’s common shares as of December 31, 2005:

		Percent of
	Number of	Outstanding
Name and Address	Shares(a)	Shares

Atticus Management, L.L.C.(b)	10,075,900	9.9%
152 West 57th Street, 45th Floor
New York, NY 10019

Barclays Global Investors, NA(c)	8,931,158	8.8%
45 Fremont Street
San Francisco, CA 94105

(a)	On February 1, 2006, the Corporation announced that the Board of Directors had approved a two-for-one split of the Corporation’s outstanding common stock, to be effected in the form of a 100 percent stock dividend. Common shareholders of record at the close of business on February 17, 2006, received one additional share of common stock for every share they owned as of the date. The additional shares were distributed on March 10, 2006. The share numbers presented in the table above are presented as of December 31, 2005, and therefore do not reflect the effect of this stock dividend.

(b)	Reports on Schedule 13D/A, dated February 15, 2006 and December 2, 2005, disclosed that this entity, as a registered investment adviser, had sole voting and dispositive power over 10,075,900 shares which represented 9.9% of the outstanding common shares. If the stock dividend referred to in note (a) above had occurred on or prior to the date of the report, this entity would have had voting and dispositive power over 20,151,800 common shares.

(c)	A report on Schedule 13G, dated January 26, 2006 disclosed that this entity, as a registered investment adviser, had sole voting power over 7,868,320 shares and sole dispositive power over 8,931,158 shares which represented 8.8% of the outstanding common shares at December 31, 2005. If the stock dividend referred to in note (a) above had occurred on or prior to the date of the report, this entity would have had voting power over 15,736,640 common shares and dispositive power over 17,862,316 common shares.

EQUITY COMPENSATION PLAN INFORMATION(a)

December 31, 2005	Column (a)		Column (b)	Column (c)

Number of
Securities Remaining for
	Number of		Weighted-average	Future Issuance Under
	Securities to be Issued		Exercise Price of	Equity Compensation
	Upon Exercise of		Outstanding	Plans (Excluding
	Outstanding Options,		Options,	Securities Reflected
Plan Category	Warrants and Rights		Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders	555,587	(a)	$59.64	3,823,602	(a)

Equity compensation plans not approved by security holders(a)	(b)		(b)	(b)

Total				3,823,602	(a)

(a)	On February 1, 2006, the Corporation’s Board of Directors approved a two-for-one split of the Corporation’s common stock, to be effected in the form of a 100 percent stock dividend. The dividend was distributed on March 10, 2006 and the stock started trading on a post-split basis on March 13, 2006. The information in this table is reported as of December 31, 2005, and all shares are denoted on a pre-split basis and do not reflect the effect of the recent stock dividend. Had the stock dividend occurred on or prior to December 31, 2005, the number of securities in column (a) would have been 1,111,174; the weighted average exercise price in column (b) would have been $29.82; and the number of securities in column (c) would have been 7,647,204.

(b)	Two plans in which members of the Board of Directors may participate and that have not been approved by security holders include provisions that authorize, under certain circumstances, the issuance of equity shares. The Phelps Dodge Corporation Directors Stock Unit Plan, effective as of January 1, 1997, provided for an annual grant of 450 units in each of 1998, 1999 and 2000. Commencing in 2001 and continuing through 2004, the grants were equal in value to $50,000, increasing to $75,000 for awards on and after January 1, 2005, with prorated awards permitted with respect to services to be performed in 2006. Commencing in 2001, these grants were based upon the fair market value of a share of Phelps Dodge stock on the day preceding the date of grant. Participants in this plan may elect to receive distributions from this plan in a lump sum or installments, in the form of Phelps Dodge common shares or cash following termination from service as a director. This plan terminates in accordance with its terms on December 31, 2006. Directors may elect, in accordance with the provisions of the Deferred Compensation Plan for the Directors of Phelps Dodge Corporation, effective as of January 1, 1999, to defer the payment of their directors’ fees, and if so elected, to receive in the future the payment of those fees in Phelps Dodge common shares or cash. Participating directors may elect to receive a distribution from this plan, no later than the plan year in which the director reaches age 75, either in cash or in shares of Phelps Dodge common stock or in a specified combination thereof. Based on the nature of these plans, (i) column (b) is not applicable, as there is no exercise price related to the units, and (ii) it is not possible to determine the exact number of equity securities that remain for future issuance under these plans, although the number of shares already issued under these plans since their inception is not material.

EXECUTIVE COMPENSATION
       The following table summarizes the compensation we paid our five most highly compensated executive officers in 2005, 2004, and 2003. The compensation information is reported as of December 31, 2005, and as a result all stock and option numbers are denoted on a pre-split basis and do not reflect the effect of the recent stock dividend.
Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

				Other	Restricted
		Base		Annual	Stock	Options	All Other
		Salary	Bonus	Compensation	Awards	Granted	Compensation
Name and Principal Position	Year	($)	($)	($)(a)	($)(b)	(#)	($)(c)

J. Steven Whisler	2005	941,667	1,700,000	6,759	2,106,561	37,500	92,506
Chairman and Chief Executive Officer	2004	891,667	1,400,000	3,279	2,068,562	27,600	87,037
	2003	850,000	1,000,000	17,481	1,319,000	–0–	50,733

Timothy R. Snider	2005	535,833	800,000	3,937	846,472	15,000	54,335
President and Chief Operating Officer	2004	512,500	750,000	6,316	787,882	10,500	52,823
	2003	450,000	500,000	7,304	659,500	–0–	21,557

Ramiro G. Peru	2005	466,667	650,000	3,071	625,235	10,000	68,462
Executive Vice President and	2004	407,917	600,000	5,233	525,254	7,000	61,032
Chief Financial Officer	2003	385,000	425,000	8,169	494,625	–0–	22,108

S. David Colton	2005	320,833	375,000	3,458	384,760	6,400	27,742
Senior Vice President and General	2004	298,167	325,000	3,233	385,734	5,200	26,213
Counsel	2003	289,000	275,000	4,200	–0–	–0–	14,818

Arthur R. Miele	2005	327,167	300,000	6,697	365,522	6,400	54,081
Senior Vice President-Marketing	2004	316,500	375,000	6,622	385,734	5,200	53,654
	2003	309,000	325,000	9,556	–0–	–0–	16,751

(a)	Amounts shown under “Other Annual Compensation” reflect tax payment reimbursements.

(b)	Mr. Whisler has an aggregate total of 104,625 shares (pre-split) in unvested restricted stock holdings, valued at $15,046,121 as of 12/31/2005; Mr. Snider has an aggregate total of 33,993 shares (pre-split) in unvested restricted stock holdings, valued at $4,888,533 as of 12/31/2005; Mr. Peru has an aggregate total of 32,290 shares (pre-split) in unvested restricted stock holdings, valued at $4,643,625 as of 12/31/2005; Mr. Colton has an aggregate total of 11,945 shares (pre-split) in unvested restricted stock holdings, valued at $1,717,810 on 12/31/2005; and Mr. Miele has an aggregate total of 10,677 shares (pre-split) in unvested restricted stock holdings, valued at $1,535,459 as of 12/31/2005. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common shares.

(c)	Amounts shown include the following contributions by the Corporation and accruals under the Phelps Dodge Employee Savings Plan for 2005 and 2005 accruals under the Phelps Dodge Corporation Supplemental Savings Plan, and for premium payments for life insurance policies issued through the Executive Life Insurance Plan for the reported executives:

	Employee	Supplemental	Executive Life
	Savings	Savings	Insurance
Name	Plan($)	Plan($)	Plan($)

J. Steven Whisler	8,400	29,267	54,839
Timothy R. Snider	8,400	13,033	32,902
Ramiro G. Peru	8,400	10,267	49,795
S. David Colton	8,400	4,433	14,909
Arthur R. Miele	8,400	4,687	40,994

Stock Options
      Each of the executives listed in the Summary Compensation Table was eligible to receive stock option grants during 2005. These grants are a compensatory award, normally made on an annual basis, intended to reward each named executive based on the Corporation’s future performance.
      The following table contains information with respect to the normal compensatory option grants made to each named executive during 2005 and the hypothetical value at the time of grant based on a variation of the Black-Scholes option pricing model (see footnote (c) below). The Corporation is not aware of any option pricing model that can provide a true assessment of the value of the options. During their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.
      The stock option information is reported as of December 31, 2005, and as a result all share and option numbers are denoted on a pre-split basis and do not reflect the effect of the recent stock dividend.
Option Grants in 2005

		% of Total
	Stock	Options Granted
	Options	to Employees		Expiration	Grant Date
Name	Granted(a)	in 2005(b)	Price	Date	Present Value(c)

J. Steven Whisler	37,500	28.0%	$96.19	2/2/15	$1,332,750
Timothy R. Snider	15,000	11.2%	$96.19	2/2/15	$533,100
Ramiro G. Peru	10,000	7.5%	$96.19	2/2/15	$355,400
S. David Colton	6,400	4.8%	$96.19	2/2/15	$227,456
Arthur R. Miele	6,400	4.8%	$96.19	2/2/15	$227,456

(a)	Stock options expire no later than the tenth anniversary of the date of grant, plus one day. If an employee retires on his or her normal retirement date, or retires early under any pension or retirement plan maintained by the Corporation or any subsidiary, becomes disabled, or dies, his or her exercisable options terminate upon the fifth anniversary of his or her retirement, disability or death or the original expiration date, if earlier. If an optionee’s employment terminates for any reason other than retirement, disability or death, his or her exercisable options terminate no later than one month following the termination of his or her employment.

Stock options become exercisable in three substantially equal installments beginning on the first anniversary of the date of grant. Stock options also become exercisable (but not earlier than six months from the date or grant) in certain change of control situations, specifically (i) during the 30-day period following the date of a Merger Consummation or Tender Purchase (as defined in the applicable stock option agreement) and (ii) not later than the date of a termination of employment for a reason other than death, disability, for cause or, under certain circumstances, a voluntary termination of employment by the executive, if such termination occurs within two years following a change in control.

(b)	Illustrates the total number of options granted as a percent of the aggregate number of 2005 options (133,900) (pre-split) granted to all employees.

(c)	The hypothetical present value of the options at the date of grant was determined using a variation of the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used to value options traded on the stock exchanges. However, executive stock options differ from exchange-traded options in several key respects. Executive options are long-term, nontransferable and subject to vesting restrictions, whereas exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The model used here is adapted to estimate the present value of an executive option and considers a number of factors, including the grant price of the option, the volatility of the Corporation’s common shares, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were derived using as assumptions the following financial factors which existed at or about the time that the options were granted: volatility of 0.3983, dividend yield of 1.04%, and an interest rate of 3.76%. In view of the Corporation’s historic exercise experience, options were assumed to be outstanding for five years at time of exercise. No downward adjustments were made to the resulting grant-date option values to account for potential forfeiture or non-transferability of the options in question. Because the Black-Scholes model was not developed for executive options and requires the use of assumptions primarily based on conditions in effect at the time of grant (and not over the term of the option), it provides only a theoretical estimate of the value of these options.
Aggregated Option Exercises in 2005 and December 31, 2005 Option Values
       The following table provides information concerning options exercised in 2005 by the named executives and the options held by them at December 31, 2005. This information is reported as of December 31, 2005, and as a result all stock and option numbers are denoted on a pre-split basis and do not reflect the effect of the recent stock dividend.

			Number of		Value of
			Unexercised		Unexercised
			Options at		In-the-Money
	Shares		12/31/05		Options at
	Acquired On	Value	(Exercisable/		12/31/05(Exercisable/
Name	Exercise	Realized	Unexercisable)		Unexercisable)(a)

J. Steven Whisler	225,000	$14,805,578	159,200/	55,900	$16,117,390/	$3,059,030
Timothy R. Snider	38,500	$1,673,047	0/	22,000	$0/	$1,198,700
Ramiro G. Peru	32,334	$1,826,389	0/	14,667	$0/	$799,156
S. David Colton	20,534	$1,129,095	0/	9,867	$0/	$544,684
Arthur R. Miele	18,534	$1,119,821	0/	9,867	$0/	$544,684

(a)	Value is based on the mean of the high and low of the common shares on the Consolidated Trading Tape on December 30, 2005 ($143.81). A substantial number of the transactions reported above were executed pursuant to and in accordance with the terms of Rule 10b5-1(c) trading plans adopted by the named executives during 2005.
PENSION AND OTHER RETIREMENT BENEFITS
Retirement Plans
      The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 under the Phelps Dodge Retirement Plan (the “Retirement Plan”) as supplemented by the Phelps Dodge Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) that makes up amounts otherwise limited by the Internal Revenue Code (the “Code”).

Pension Plan Table

	Estimated Annual Benefits for Years of Service Indicated(b)
Final Average
Compensation(a)	10	15	20	25	30	35	40	45

$500,000	$77,060	$115,590	$154,120	$192,650	$231,180	$269,710	$308,240	$346,770
$600,000	$93,060	$139,590	$186,120	$232,650	$279,180	$325,710	$372,240	$418,770
$700,000	$109,060	$163,590	$218,120	$272,650	$327,180	$381,710	$436,240	$490,770
$800,000	$125,060	$187,590	$250,120	$312,650	$375,180	$437,710	$500,240	$562,770
$900,000	$141,060	$211,590	$282,120	$352,650	$423,180	$493,710	$564,240	$634,770
$1,000,000	$157,060	$235,590	$314,120	$392,650	$471,180	$549,710	$628,240	$706,770
$1,100,000	$173,060	$259,590	$346,120	$432,650	$519,180	$605,710	$692,240	$778,770
$1,200,000	$189,060	$283,590	$378,120	$472,650	$567,180	$661,710	$756,240	$850,770
$1,300,000	$205,060	$307,590	$410,120	$512,650	$615,180	$717,710	$820,240	$922,770
$1,400,000	$221,060	$331,590	$442,120	$552,650	$663,180	$773,710	$884,240	$994,770
$1,500,000	$237,060	$355,590	$474,120	$592,650	$711,180	$829,710	$948,240	$1,066,770
$1,600,000	$253,060	$379,590	$506,120	$632,650	$759,180	$885,710	$1,012,240	$1,138,770
$1,700,000	$269,060	$403,590	$538,120	$672,650	$807,180	$941,710	$1,076,240	$1,210,770
$1,800,000	$285,060	$427,590	$570,120	$712,650	$855,180	$997,710	$1,140,240	$1,282,770
$1,900,000	$301,060	$451,590	$602,120	$752,650	$903,180	$1,053,710	$1,204,240	$1,354,770
$2,000,000	$317,060	$475,590	$634,120	$792,650	$951,180	$1,109,710	$1,268,240	$1,426,770
$2,100,000	$333,060	$499,590	$666,120	$832,650	$999,180	$1,165,710	$1,332,240	$1,498,770
$2,200,000	$349,060	$523,590	$698,120	$872,650	$1,047,180	$1,221,710	$1,396,240	$1,570,770
$2,300,000	$365,060	$547,590	$730,120	$912,650	$1,095,180	$1,277,710	$1,460,240	$1,642,770
$2,400,000	$381,060	$571,590	$762,120	$952,650	$1,143,180	$1,333,710	$1,524,240	$1,714,770
$2,500,000	$397,060	$595,590	$794,120	$992,650	$1,191,180	$1,389,710	$1,588,240	$1,786,770
$2,600,000	$413,060	$619,590	$826,120	$1,032,650	$1,239,180	$1,445,710	$1,652,240	$1,858,770
$2,700,000	$429,060	$643,590	$858,120	$1,072,650	$1,287,180	$1,501,710	$1,716,240	$1,930,770
$2,800,000	$445,060	$667,590	$890,120	$1,112,650	$1,335,180	$1,557,710	$1,780,240	$2,002,770
$2,900,000	$461,060	$691,590	$922,120	$1,152,650	$1,383,180	$1,613,710	$1,844,240	$2,074,770
$3,000,000	$477,060	$715,590	$954,120	$1,192,650	$1,431,180	$1,669,710	$1,908,240	$2,146,770
$3,100,000	$493,060	$739,590	$986,120	$1,232,650	$1,479,180	$1,725,710	$1,972,240	$2,218,770
$3,200,000	$509,060	$763,590	$1,018,120	$1,272,650	$1,527,180	$1,781,710	$2,036,240	$2,290,770

(a)	The Retirement Plan provides a member upon retirement at age 65 with a pension for life in a defined amount based upon final average compensation and length of benefit service. Under the Retirement Plan, final average compensation is the highest average annual base salary for any consecutive 36-month period plus the highest average annual incentive compensation for any consecutive 60-month period during a member’s last 120 months of employment. Benefit service includes all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the Supplemental Retirement Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 2006.

(b)	The expected credited years of benefit service at normal retirement for the Corporation’s five current named executive officers as of December 31, 2005 are as follows: Mr. Whisler, 43 years; Mr. Snider, 45 years; Mr. Peru, 42 years; Mr. Colton, 32 years; and Mr. Miele, 38 years. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Supplemental Retirement Plan.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS
Severance Agreements With Our Executives
      The Corporation has severance agreements (“Severance Agreements”) with each of its five named executive officers and other members of its senior management under which each such executive will receive a lump sum payment equal to his or her annual base salary in the event the Corporation terminates his or her employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his or her employment because of material reductions in his or her salary or his or her position, duties and responsibilities. The terminated executive will also receive (i) outplacement services at a cost up to a maximum of 15% of his or her base salary and (ii) the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans. All executive officers, as well as certain other key management personnel, have Severance Agreements with the Corporation.
Change of Control Agreements With Our Executives
      The Corporation also has agreements with the named executive officers and other members of its senior management team under which each executive will receive, in the event he or she ceases to be employed by the Corporation within two years following a change of control of the Corporation (for a reason other than death, disability, willful misconduct, or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to (i) three times the executive’s highest base salary during that year and the prior two years plus (ii) three times the executive’s target bonus under the Annual Incentive Compensation Plan in the year in which the change of control occurs, less (iii) any severance amounts payable under his or her Severance Agreement. These executives also have a 30-day window period beginning immediately after the first anniversary date of the change of control to voluntarily terminate their employment and still receive their change of control benefits. If the payments trigger an excise tax under the Internal Revenue Code, the Corporation will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes, as well as the presumed income taxes on the gross-up. The Corporation will pay the cost for the terminated executive to receive continued coverage for three years under certain of the Corporation’s insured group medical, dental, vision, life insurance and long-term disability plans, and for the cost of continuing executive physicals and financial counseling services for a similarly limited period. These executives are also eligible to receive outplacement services at a cost up to a maximum amount of 15% of their base salary.
      A second group of key management personnel receive similar change of control agreements that provide a lump sum benefit equal to two times the executive’s highest base salary during that year and the prior two years plus two times the executive’s target bonus under the Annual Incentive Compensation Plan in the year in which the change of control occurs, less any severance amounts payable under the Severance Agreement. These agreements do not include a 30-day termination window, nor are the executives eligible for a tax gross-up payment unless the benefits payable due to a change of control are at least 120% of the allowable cap. The Corporation will pay the cost of the group benefits outlined above for a period of two years. All of the other material terms and conditions are substantially the same as those included in the change of control agreements applicable to the senior management team. Except under certain circumstances, all change of control agreements currently expire on December 31, 2007.
Other Change of Control Provisions
      Although normal compensatory options granted by the Corporation become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) for a period of 30 days beginning on the date of the Merger Consummation or Tender Purchase, as defined in the applicable stock option agreement and, in the case of the five named executive officers and certain other key employees, the date of a termination of employment for a reason other than death, disability, for cause or, under certain circumstances, a voluntary termination of employment by the executive if such termination occurs within two years following a change of control.
      Although restrictions on restricted stock shares awarded by the Corporation generally lapse either on the fifth anniversary or incrementally on the third, fourth, and fifth anniversaries of the date of the award, they also lapse when a change of control occurs, provided that the change of control occurs at least six months after the grant date.
      The Phelps Dodge Corporation Supplemental Retirement Plan provides for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation. The Phelps Dodge Corporation Supplemental Retirement Plan also provides an additional 36 months of service credit to an executive who, due to his or her termination of employment within two years following a change of control of the Corporation, becomes entitled to receive payments under his or her change of control agreement with the Corporation. The Phelps Dodge Corporation Supplemental Savings Plan obligates the Corporation to transfer an amount equal to the deficiency in the assets of the Plan’s trust fund, if any, prior to the day on which a change of control occurs.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
The Committee
      The Committee is composed solely of independent directors (currently six) who are not employees of the Corporation. The Committee currently retains Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm, to advise the Committee regarding executive compensation.
Corporate Goals and Compensation Philosophy
      The Corporation’s goal is to be the leader in the domestic and international mining and manufacturing activities in which it competes while maximizing longer-term shareholder value.
      The Committee designs its executive compensation program to ensure the Corporation’s ability to attract, retain and motivate the best qualified and highest performing employees. The Committee believes it can align total compensation with shareholder interests and motivate senior managers participating in these programs by:

•	Emphasizing the relationship between pay and performance to reward managers who maximize the value of the Corporation’s stock over the long-term;

•	Increasing the relative amount of compensation at risk as management responsibilities increase;

•	Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other measurable performance criteria; and

•	Encouraging stock ownership by executives.
      The Corporation’s compensation philosophy emphasizes variable compensation both in short-term and long-term incentives. The Corporation targets base salaries at the median of the comparison group (as described below) and similarly-sized general industry companies. Annual total cash (base salary plus annual incentive) is targeted near the 60th percentile of the comparison group and industry data. Total remuneration (total cash plus long-term incentives, including stock options and restricted stock) is targeted between the 50th and 75th percentiles of the comparison group and industry data. The Committee believes that superior performance should result in superior compensation.

Elements of Executive Compensation
      The executive officers are compensated by salaries, annual cash incentive awards and long-term incentive compensation in the form of stock options and restricted stock grants, with each element focusing on performance. Salaries focus on level of responsibility and individual performance. Annual cash incentives relate to corporate and, where appropriate, division, unit and individual performance. Long-term incentive awards, delivered in the form of stock options and restricted stock, create a long-term alignment with shareholders based on the Corporation’s performance and related growth of shareholder value.
      The Committee believes that the Corporation competes for its executive talent primarily with similarly-sized industrial companies based in the United States. Accordingly, the Committee compares the compensation for the Corporation’s top five executives, at least annually, to the compensation paid to executives holding similar positions at 12 publicly held industrial corporations of a median size, measured by revenues and market capitalization similar to that of the Corporation (referred to as the “comparison group”). This data is blended with a larger group of companies of similar size to determine an appropriate consensus of market pay values. For other executives, compensation awards are determined based upon market comparisons to similar positions within relevant and similarly-sized industrial companies. The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size and complexity of the Corporation. Thus, the companies used for comparison purposes to establish the compensation paid to the Corporation’s executive officers is a larger group than the companies included in the peer group used in the performance graphs on pages 25 and 26 to compare shareholder returns.
      Beginning in 2004, the Committee determined salary increases, incentive compensation awards, and long-term equity grants at the same time, permitting a comprehensive total compensation review in light of the prior year’s performance both by the Corporation and by the executive. This total compensation review occurs during the first quarter of each calendar year.
Executive Salaries
      Individual salaries for executive officers are established by the Committee based upon the officer’s performance, existing general economic and industry conditions and the Corporation’s performance during the prior year. Generally, salary adjustments are targeted to advance salaries to competitive levels, over time, for sustained and excellent performance. The Committee believes current salaries for the executive officers were generally below appropriate levels when compared to employees in similar positions in the comparison group and other industrial companies of similar size. The Committee determined that the executives named in the Summary Compensation Table have sustained excellent individual performance, in fortifying the Corporation’s financial strength while making significant progress on the company’s growth and liability management initiatives, as well as rewarding shareholders. For these reasons, salaries for the named executives have been increased in 2006.
Annual Incentives
      The Annual Incentive Compensation Plan (“AICP”) provides executive officers and certain other officers and managers with compensation based on success in achieving annual corporate, division and, where appropriate, unit goals. Corporate goals are set using measures of return on equity, net operating cash flow return on invested capital, and an operational cost measure. Division and unit goals generally are set using an earnings or cost measure and a net operating cash flow return on invested capital measure. In 2005, the Corporation’s return on equity performance and net operating cash flow return on invested capital performance each surpassed the maximum goal. The operational cost measure performance was below the established threshold goal and therefore resulted in no payout. In 2005, certain division and unit performance ranged from below threshold to between threshold and target. Based on these results and an assessment of individual performance, the Committee approved AICP awards for 2005 above the targeted amounts for the listed executives.

      For the 2006 AICP plan year, the metrics will again focus on operational costs, along with measures for net operating cash flow return on invested capital and return on equity.
Long-Term Incentive Compensation
      The Committee has historically used the granting of non-qualified stock options and restricted stock as the principal method for providing long-term incentive compensation. In 2005, a combination of restricted stock and stock options were granted to the AICP participants. The executive officers received a larger percentage of the intended long-term value via stock options, while for less senior employees, greater emphasis was placed on restricted stock. Restricted stock grants vest incrementally over a period of three to five years from the award date. The stock options vest ratably over a period of one to three years from the grant date.
Stock Ownership Guidelines
      To emphasize the alignment of management and shareholders, the Corporation established stock ownership guidelines for certain officers and management of the Corporation. The guidelines are expressed as a multiple of salary and are then divided by the average 10-year stock price. The ownership targets range from two times salary at the lower end of the organization up to five times salary for the CEO. All of the named executives currently meet their respective ownership guideline levels.
Tax Code Issues
      Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest compensated “covered employees,” excluding for this purpose deferred compensation and, in general, compensation constituting “performance-based” compensation. In 1998 and 2003, the Corporation obtained shareholder approval for the 1998 and 2003 Stock Option and Restricted Stock Plans, respectively, which continue to exclude the compensation from stock options from the $1 million deductibility limit. Other elements of the compensation payable to executive officers, such as salary, annual incentive compensation and restricted stock, are not excludable from such limit. For the year 2005, the total compensation subject to Section 162(m) that was awarded to each of Messrs. Whisler, Snider, and Peru exceeded $1 million. This was due, in part, to the release of restricted stock shares issued three years ago and the Corporation’s strong annual incentive performance. This resulted in the loss of a federal income tax deduction with respect to approximately $2.8 million, $3.5 million and $0.4 million, respectively, of their compensation for 2005.
      In May 2005, shareholders approved the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan, which will allow annual incentive payments and awards of restricted stock which are granted on the basis of performance to be exempt from section 162(m), so that the Corporation will not lose the tax deduction on awards that exceed $1 million. This plan will apply to bonuses earned, if any, in 2006, as well as restricted stock shares that may be awarded in 2007 for 2006 performance.
CEO Compensation
      The Committee determines the chief executive officer’s compensation using the same philosophy and policies as for all executive officers.
      Mr. Whisler earned $941,667 in base salary in 2005. His salary increase was designed to bring his compensation closer to the median of the comparison group and to reflect his personal performance. The Corporation reported at year-end 2005 net cash provided by operating activities of $1.7 billion. In addition, the debt-to-equity ratio was reduced from 18.3% to 9.6% during 2005; net income of $1.6 billion was earned, translating to earnings per share of $15.37; the quarterly dividend of 25 cents per share was increased to 37.5 cents per share beginning in the third quarter, and a special dividend of $5.00 per share was issued in December 2005. During 2005, the Corporation made a $250 million pension fund trust contribution, two VEBA trusts were funded with $200 million for retiree medical and life liabilities and a $400 million trust was approved, with $100 million funded, for environmental reclamation liabilities. Mr. Whisler’s leadership was key to securing the company’s future in expansion and growth activities such as Cerro Verde, Safford, and Tenke Fungurume, for which significant progress was made during 2005. Considering the totality of the 2005 achievements and disappointments, the Committee awarded Mr. Whisler an incentive payment of $1,700,000 for the Company’s strong financial performance and significant progress in growth and liability management initiatives, balanced with challenges associated with operating costs and safety performance. The combination of base salary, bonus and long-term incentives place Mr. Whisler’s total cash compensation and his total remuneration for 2005 between the 50th and 75th percentile of the peer group of companies and industry data used for compensation purposes. In 2005, Mr. Whisler received an award of 21,900 shares of restricted stock, which will vest incrementally over the third to fifth anniversaries of the award, and 37,500 stock options that vest incrementally over three years from date of grant. The primary basis for the Committee’s restricted stock and stock option grants was to provide a significant incentive for Mr. Whisler to enhance long-term shareholder value. The specific basis for the Committee’s determination regarding Mr. Whisler’s compensation in 2005 included his role in improving the Corporation’s financial results in the short-and long-term.
Conclusion
      The Committee will continue to evaluate the Corporation’s compensation programs to best enable the Corporation to employ and motivate its employees. Such employees, properly motivated, are believed to be key to achieving the Corporation’s goal to be the international leader in the mining and manufacturing arenas in which it competes and the related enhancement of shareholder value over the long term.

THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE

Archie W. Dunham, Chair
Robert N. Burt
William A. Franke
Robert D. Johnson
Marie L. Knowles
Gordon R. Parker
AUDIT COMMITTEE REPORT
       The Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2005 (the “Audited Financial Statements”). The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.
      The Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence, (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement, and (iii) discussed with PricewaterhouseCoopers LLP its independence.

      Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Corporation that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.
      The Board of Directors has adopted a Charter of the Audit Committee, a copy of which is published on the Corporation’s website at www.phelpsdodge.com. The Audit Committee Charter requires the Committee to pre-approve all audit engagement fees and terms, as well as all non-audit engagements with the independent accountants. The Committee may delegate to one or more members the authority to grant such pre-approvals, which then must be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees incurred in 2005 were pre-approved by the Committee.

THE AUDIT COMMITTEE

Jon C. Madonna, Chair
Robert D. Johnson
Marie L. Knowles
Robert D. Krebs
Charles C. Krulak
Jack E. Thompson
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
      The Corporation’s fees for services performed by its independent registered public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2005 and 2004 were:

	2005	2004

Audit fees(a)	$5,463,988	$3,396,727
Audit-related fees(b)	469,883	284,243
Tax fees(c)	352,778	532,801
All other fees(d)	17,165	31,220

	$6,303,814	$4,244,991

(a)	Audit fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Corporation and statutory and subsidiary audits, Sarbanes-Oxley Section 404 requirements and assistance with review of documents filed with the SEC. The amounts represent actual billings during the calendar year.

(b)	Audit-related fees for the years ended December 31, 2005 and 2004, respectively, were primarily for assurance and related services with respect to ancillary financial statement audits, employee benefit plan audits and due diligence assistance.

(c)	Tax fees for the years ended December 31, 2005 and 2004, respectively, were for services related to tax compliance (including preparing or reviewing tax returns and claims for refunds and providing assistance with tax audits) and tax advice. In 2005, fees for tax compliance services totaled $214,947 and fees for tax advice totaled $137,831. In 2004, fees for tax compliance services totaled $398,355 and fees for tax advice totaled $134,446.

(d)	All other fees for the year ended December 31, 2005 and 2004, respectively, were primarily for annual license fees for financial reporting and accounting literature.

CODE OF ETHICS OF PHELPS DODGE CORPORATION
      The Corporation requires all non-bargained domestic and international employees to certify annually that they have read and are in compliance with its Code of Business Ethics & Policies as a condition of continued employment with the Corporation. The code of ethics is published in nine different languages and is posted on the Corporation’s website in English and Spanish at www.phelpsdodge.com. All executive officers and financial officers attest annually to the ethical business practices and the financial reporting and financial management policies contained in the code of ethics and thereby satisfy the NYSE rule that requires a financial code of ethics for the principal executive officer, chief financial officer and principal accounting officer or controller. The Board of Directors has also adopted a code of ethics, which can be found on the Corporation’s website.
      In addition, the Corporation maintains a hotline service, 24 hours per day, 365 days per year, for the receipt of complaints and questions. Global Compliance Services, an external compliance services company, provides this hotline service for employees and third parties to submit complaints and questions. Callers may remain anonymous if they so desire.
      The Phelps Dodge Ethics and Compliance Hotline number is (800) 295-6783 (toll-free) and also appears on the Corporation’s website. The compliance services provider simultaneously issues reports of complaints directly to the Director of Corporate Audit and to the Assistant General Counsel and Secretary of the Corporation.
      Complaints are investigated and remedial action is taken as appropriate and to the satisfaction of the Audit Committee. Questions are referred to the appropriate management group for response. The Director of Corporate Audit follows up to ensure all complaints are properly addressed.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP
      The Corporation’s peer group comprises selected companies within its industry to create an industry average. The group’s returns are weighted according to each member company’s market capitalization and include Inco Ltd., Falconbridge Ltd., Phelps Dodge Corporation, Noranda Inc., Freeport-McMoRan Copper & Gold Inc. and Teck Cominco Ltd.

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

PHELPS DODGE CORPORATION	100.00	59.06	57.69	138.69	181.38	277.71
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
PEER GROUP	100.00	93.69	101.44	190.02	208.59	312.61

*	$100 invested on 12/31/2000 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN*
AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP
      The Corporation’s peer group comprises selected companies within its industry to create an industry average. The group’s returns are weighted according to each member company’s market capitalization and include Inco Ltd., Falconbridge Ltd., Phelps Dodge Corporation, Noranda Inc., Freeport-McMoRan Copper & Gold Inc. and Teck Cominco Ltd.

	Cumulative Total Return

	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03	12/04	12/05

PHELPS DODGE CORPORATION	100.00	111.76	105.79	89.43	122.80	105.94	62.57	61.12	146.93	192.15	294.21
S&P 500	100.00	122.96	163.98	210.84	255.22	231.98	204.41	159.23	204.91	227.21	238.37
PEER GROUP	100.00	109.13	78.38	59.40	93.37	72.63	68.05	73.67	138.01	151.50	227.04

*	$100 invested on 12/31/1995 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

2. APPROVAL OF THE PHELPS DODGE CORPORATION
2007 DIRECTORS STOCK UNIT PLAN
       On February 1, 2006, the Board of Directors adopted the Phelps Dodge 2007 Directors Stock Unit Plan (the “2007 Plan”) to replace the 1997 Directors Stock Unit Plan (the “1997 Plan”), which will expire by its terms on December 31, 2006. The purpose of the 2007 Plan is to enable the Corporation to continue to attract, retain and motivate the best qualified directors for the benefit of the Corporation and its shareholders, and to enhance the long-term mutuality of interest between the Corporation’s directors and its shareholders by providing such directors with an economic interest in the Corporation. Implementation of the 2007 Plan is subject to approval of the Corporation’s shareholders at the 2006 Annual Meeting of Shareholders.
      A copy of the 2007 Plan is attached to this Proxy Statement as Appendix A. A summary of the 2007 Plan is set forth below and is qualified in its entirety by reference to the full text of the 2007 Plan. The 2007 Plan is substantially similar to the 1997 Plan, with the exceptions noted below.
Principal Differences from the 1997 Plan
      Pro Rata Awards. Awards under the 2007 Plan are pro-rated based on the director’s expected period of service with respect to a calendar year. (Except for awards made with respect to services performed in calendar year 2006, the 1997 Plan does not provide for pro-rated awards.)
      Compliance with Section 409A. Changes have been made to the 2007 Plan to comply with Section 409A of the Internal Revenue Code (the “Code”) and the rules, regulations and interpretive guidance promulgated thereunder (“Section 409A”). Among other things, the circumstances under which a director may receive a distribution of his or her account balance has been limited to certain permissible events under Section 409A (as further described below).
Awards of Stock Units
      An eligible director will generally receive an award of stock units having a value of $75,000 on the date of each annual meeting of the Corporation’s shareholders, subject to such director’s continuous service since the immediately preceding January 1. Directors who do not stand for re-election will receive pro-rated awards in respect of the period of service occurring prior to the annual meeting. Directors who commence service after January 1 will also receive pro-rated awards, subject to applicable service requirements.
Determination of Award Amounts
      The number of stock units to be awarded will be determined by dividing (i) $75,000, pro-rated based on a director’s expected period of service with respect to a calendar year, by (ii) the fair market value of a share of the Corporation’s common stock on the day preceding the grant date.
Vesting and Forfeiture
      All stock units are fully vested as of the date of grant. A director will forfeit all of his or her stock units if the Committee on Directors and Corporate Governance (the “Committee”) determines that his or her termination of service is due to “Gross Cause” (as defined in the 2007 Plan).
Dividend Equivalents
      Dividends in a Form other than Stock. In the event of a dividend payable in a form other than stock, an eligible director will be credited with an additional number of stock units determined by dividing (i) the product of (a) the total number of stock units credited to such director’s account on the dividend record date multiplied by (b) the amount of the dividend, by (ii) the fair market value of a share of the Corporation’s common stock on the dividend payment date.

      Stock Dividends. In the event of a stock dividend, an eligible director will be credited with an additional number of stock units equal to the product of (i) the total number of stock units credited to such director’s account on the dividend record date multiplied by (ii) the number of shares of the Corporation’s common stock distributable as a dividend on a share of the Corporation’s common stock on the dividend payment date.
Payment in Respect of Stock Units
      Deferral of Payment. A director may elect to defer payment in respect of his or her stock units until the later of (i) the termination of his or her service as a director or (ii) a specified date no later than the fifth anniversary of such termination, and may elect to revise his or her initial deferral election. Any such deferral election, and any revisions thereto, will be subject to Section 409A and such other requirements as the Committee may from time to time establish.
      Form of Payment. A director may elect to receive payment in either a lump sum or in installments over a period not to exceed ten (10) years, in the form of cash or in shares of the Corporation’s common stock.
      Specified Distribution Events. Notwithstanding a director’s deferral elections, in the event of a change in the ownership or effective control of the Corporation, or a change in a substantial portion of the assets of the Corporation (as each such event is defined for purposes of Section 409A), such director’s account balance shall be distributed to the director in a lump sum cash payment. In the event of the death of a director, such director’s account balance will be distributed in a lump sum cash payment to his or her beneficiary or estate.
Amendment and Termination
      The Board of Directors may suspend, amend or discontinue the 2007 Plan at any time, provided that no such action may materially and adversely affect the rights of any eligible director without his or her consent except to the extent such action is required to comply with applicable law.
Effective Date
      The 2007 Plan will be effective as of January 1, 2007, subject to approval by the Corporation’s shareholders at the 2006 annual meeting of shareholders.
Term
      The 2007 Plan will terminate as of December 31, 2016, unless extended by the Board or terminated at an earlier date.
      The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required for the approval of the 2007 Plan. Thus, a shareholder who does not vote at the Annual Meeting will not affect the outcome of the vote, while shareholders who vote to abstain will in effect be voting against approval of the 2007 Plan. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the required deadline.
The Board of Directors recommends a vote FOR approval
of the Phelps Dodge Corporation 2007 Directors Stock Unit Plan.

3. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
       The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as its independent registered public accounting firm for the Corporation for the year 2006.
      PricewaterhouseCoopers LLP or a predecessor firm has been the independent accountants for the Corporation since 1915. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.
The Board of Directors recommends a vote FOR ratification
of the appointment of PricewaterhouseCoopers LLP
as the independent registered public accounting firm for the Corporation in 2006.
OTHER BUSINESS
       The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
VOTING PROCEDURES
       All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the annual meeting, will be voted at the meeting in accordance with any instructions specified on such proxy. Where no instruction is specified, the shares may be voted according to the printed instructions on the proxy.
      It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation’s transfer agent and its proxy solicitation firm, and not by employees of the Corporation.
      The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained The Proxy Advisory Group, LLC, 575 Madison Avenue, 10th Floor, New York, NY 10022, to assist in soliciting proxies for a fee estimated at $8,500 plus reasonable expenses. The Proxy Advisory Group, LLC and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.
PROPOSALS FOR 2007
       Pursuant to the Corporation’s By-Laws and the rules of the Securities and Exchange Commission, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.
      Under Rule 14a-8 of the Securities Exchange Act of 1934, some shareholder proposals may be eligible to be included in the Phelps Dodge 2007 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Phelps Dodge stock in accordance with Rule 14a-8(b)(2), to the Corporation’s principal executive office, at Phelps Dodge Corporation, Attn: Assistant General Counsel and Secretary, One North Central Avenue, Phoenix, Arizona 85004. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by the Corporation on or before December 15, 2006.
      Alternatively, under the Corporation’s By-Laws, if a shareholder wishes to appear at the 2007 Annual Shareholders Meeting and submit a proposal or nominate a person as a director candidate, the shareholder must provide specific information and meet the required deadlines set forth in the By-Laws and summarized here. These shareholder proposals and director nominations will not appear in the Corporation’s proxy statement.

•	For both shareholder proposals and director nominations, the proposing shareholder must deliver to the Secretary of the Corporation at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares.

•	If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to the Corporation a statement in writing setting forth the name, age and address of the nominated person, the principal occupation or employment of the nominated person, the number of shares of stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as director of the Corporation if elected. Director nominations must be received by the Corporation no earlier than the close of business on January 25, 2007 and no later than the close of business on February 24, 2007.

•	If the shareholder proposes another matter (other than the nomination of a director), the shareholder must also deliver to the Corporation a description of the proposal and the reasons for bringing the proposal before the annual meeting and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder). Proposals must be received by the Corporation no earlier than the close of business on January 26, 2007 and no later than the close of business on February 25, 2007.

•	If the date of the 2007 annual meeting of shareholders is changed, and the meeting is held before April 26, 2007 or after July 25, 2007, notice of shareholder nominations of directors or proposals that will not appear in the Corporation’s proxy statement must be received by the Corporation at its principal executive office no earlier than the close of business on the 120th day prior to the new date of such annual meeting and no later than the close of business on the later of (i) the 90th day prior to the new date of such meeting, and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made.
      The Corporation will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If you are planning to submit a proposal, please be sure to review the Corporation’s By-Laws and current SEC rules that are applicable. If the Corporation does not receive notice by the required deadlines, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2007 Annual Shareholders Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.
ANNUAL REPORT FOR 2005
       The annual report of the Corporation for the year 2005, which includes the Corporation’s Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of April 6, 2006, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

Catherine R. Hardwick
Assistant General Counsel and Secretary
Phoenix, Arizona
April 13, 2006

APPENDIX A
PHELPS DODGE CORPORATION
2007 DIRECTORS STOCK UNIT PLAN

Section 1.	Purpose
      This Phelps Dodge Corporation 2007 Directors Stock Unit Plan (the “Plan”) is adopted effective January 1, 2007, in order to attract, retain and motivate the best qualified directors for the benefit of Phelps Dodge Corporation (the “Corporation”) and its shareholders and to provide such directors an economic interest in the Corporation, thereby enhancing a long-term mutuality of interest between such directors and shareholders.

Section 2.	Definitions
      When used in this Plan, the following terms shall have the meanings set forth in this Section unless the context clearly indicates otherwise:
      “Account” shall mean each account which may be maintained by the Committee to reflect the number of Units awarded to each Eligible Director under the Plan.
      “Annual Meeting Date” shall have the meaning specified in Section 3(a) hereof.
      “Board” shall mean the Board of Directors of the Corporation.
      “Change of Control” shall mean the occurrence of any of a change in the ownership or effective control of the Corporation, or a change in a substantial portion of the assets of the Corporation, as each such event is defined for purposes of Section 409A of the Code.
      “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules, regulations and guidance promulgated thereunder.
      “Committee” shall mean the Committee on Directors and Corporate Governance of the Board.
      “Common Shares” shall mean the shares of common stock of the Corporation.
      “Corporation” shall mean Phelps Dodge Corporation.
      “Director” shall mean any member of the Board regardless of whether an Eligible Director.
      “Eligible Director” shall mean a Director who is not an employee of the Corporation or any Subsidiary.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” shall mean the average of high and low prices of a Common Share on the New York Stock Exchange on the date of determination or, if no sale of Common Shares is recorded on such date, then on the next preceding day on which there was such a sale.
      “Grant” shall mean an award of Units under Section 3.
      “Gross Cause” shall include fraud, misappropriation of, or other intentional misconduct damaging to, the property or business of the Corporation or any of its subsidiaries or affiliates, or the commission of a crime.
      “Subsidiary” shall mean any entity of which the Corporation possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such entity.
      “Termination” shall mean any termination (whether voluntary or involuntary) of an Eligible Director’s service as a Director, other than (1) a termination caused by the Eligible Director’s death or (2) a termination that the Committee determines to have resulted from Gross Cause.

      “Unit” shall mean a contractual obligation of the Corporation to deliver a Common Share or pay cash based on the Fair Market Value of a Common Share to an Eligible Director or the beneficiary or estate of such Eligible Director as provided herein.

Section 3.	Units
      (a) Awards to Continuing Directors. Subject to the requirements of Section 5(a), on the date of each annual meeting of the Corporation’s shareholders occurring during the term of the Plan (each, an “Annual Meeting Date”), each Eligible Director serving as a Director on such date who has been a Director continuously since the preceding January 1 and whose service as a Director is expected to continue following such date shall be awarded that number of Units equal in value to Seventy-Five Thousand Dollars ($75,000) as of the date of Grant. The number of Units granted in accordance with this Section 3(a) shall be calculated by dividing $75,000 by the Fair Market Value as of the day immediately preceding the date of Grant. For purposes of this calculation, Unit awards can result in fractional Units being credited to an Eligible Director’s Account.
      (b) Awards to Departing Directors. Subject to the requirements of Section 5(a), on each Annual Meeting Date, each Eligible Director serving as a Director on such date who has been a Director continuously since the preceding January 1 and whose service as a Director will terminate immediately following such date shall be awarded that number of Units equal in value to the quotient of (1) the product of (A) $75,000 multiplied by (B) a fraction, the numerator of which shall equal the number of days included in the period commencing as of such January 1 and ending as of the date of such annual meeting and the denominator of which shall equal 365 and (2) the Fair Market Value as of the day preceding the date of Grant. For purposes of this calculation, Unit awards can result in fractional Units being credited to an Eligible Director’s Account.
      (c) Awards to Certain Newly-Appointed or Elected Directors. Notwithstanding the provisions of Section 3(a), an individual who becomes an Eligible Director after January 1 of a calendar year and on or before December 31 of such calendar year shall receive an award of Units, with the number of Units to be awarded to such individual to equal the quotient of (i) the product of (A) $75,000 multiplied by (B) a fraction, the numerator of which shall equal the anticipated number of days during such calendar year during which such individual is expected to serve as an Eligible Director and the denominator of which shall equal 365 and (ii) the Fair Market Value as of the day preceding the date of Grant; provided that such individual has been a Director continuously from the date he or she became an Eligible Director through the date of Grant. For purposes of the immediately preceding sentence, the date of Grant shall be the earlier to occur of (a) the later of (1) the 30th day following the day on which such individual became an Eligible Director and (2) the Annual Meeting Date occurring during the calendar year in which such individual became an Eligible Director and (b) the last day of the calendar year in which such individual commences service as an Eligible Director. Notwithstanding the provisions of Section 5(a), an initial Participation Agreement with respect to any such award must be executed and delivered to the Committee prior to the date of Grant of such award and no later than the 30th day following the day on which such individual became an Eligible Director. For purposes of this calculation, Unit awards can result in fractional Units being credited to an Eligible Director’s Account.
      (d) Certain Awards under the 1997 Directors Stock Unit Plan. Notwithstanding anything contained in this Plan or the Phelps Dodge Corporation 1997 Directors Stock Unit Plan (the “1997 Plan”) to the contrary, Unit awards granted in calendar years 2005 and 2006 under the 1997 Plan shall be governed by the terms of this Plan as if they had been awarded under this Plan.
      (e) Dividend Equivalents. Whenever a dividend other than a dividend payable in the form of the Corporation’s Common Shares is declared with respect to the Corporation’s Common Shares, the number of Units credited to an Eligible Director shall be increased by the number of Units determined by dividing (i) the product of (A) the total number of Units standing to such Eligible Director’s credit on the related dividend record date and (B) the amount of any cash dividend declared by the Corporation on a Common Share (or, in the case of any dividend distributable in property other than Common Shares, the per share value of such dividend, as determined by the Corporation for purposes of income tax reporting) by (ii) the

Fair Market Value on the related dividend payment date. In the case of any dividend declared on the Corporation’s Common Shares which is payable in Common Shares, each Eligible Director shall be credited with an additional number of Units equal to the product of (i) the total number of Units standing to such Eligible Director’s credit on the related dividend record date and (ii) the number of Common Shares (including any fraction thereof) distributable as a dividend on a Common Share.
      (f) Adjustment for Corporate Transactions. In the event that any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Shares at a price substantially below Fair Market Value, extraordinary cash dividend or other similar event that affects the Common Shares such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the Plan, then the Board shall adjust the number and kind of shares which thereafter may be awarded under the Plan.
Section 4.     Vesting and Forfeitures
      (a) Vesting. All of the Units awarded each year pursuant to Section 3(a) shall be vested as of the date of Grant.
      (b) Forfeitures. Notwithstanding Section 4(a) to the contrary, if the Committee determines that an Eligible Director’s termination of service as a Director is due to Gross Cause, all Units credited to the Eligible Director’s Account shall be forfeited, and the Eligible Director will not be entitled to receive any benefits under this Plan.
Section 5.     Participation Agreement
      (a) Participation Agreement. Each Eligible Director, as a condition of receiving a Grant, must enter into a Participation Agreement in such form and at such time as the Committee shall require. The Participation Agreement shall indicate the manner in which distributions are to be made to the Eligible Director, and, if the Eligible Director elects installment payments, the period over which, and the frequency with which, such installments should be made. In the Participation Agreement the Eligible Director may elect to postpone the payments to which the Eligible Director is entitled until the later of (a) a specified date no later than the fifth anniversary of the Eligible Director’s Termination or (b) the Eligible Director’s Termination. The Participation Agreement also may set forth such other information as the Committee may require. The Participation Agreement of an Eligible Director with respect to a Grant must be executed and delivered to the Committee on or before the December 31 before the date as of which the Eligible Director is scheduled to receive a Grant pursuant to Section 3(a); provided, however, that the Participation Agreement with respect to the initial Grant to an individual who becomes an Eligible Director after such December 31 must be executed and delivered to the Committee prior to the date of such initial Grant and no later than the 30th day following the day on which such individual became an Eligible Director.
      (b) Revised Participation Agreements. A Participant may file a new Participation Agreement in order to change an election made in a previously filed Participation Agreement. The new election will only be honored if (i) the new Participation Agreement is executed and delivered to the Committee at least 12 months prior to the date as of which the distribution is otherwise scheduled to be made and (ii) the new election provides that the payment with respect to which the election is being made will be deferred for a period of not less than 5 years from the date such distribution is otherwise scheduled to be made. A revised Participation Agreement shall not take effect until 12 months after the date on which such Participation Agreement is executed and delivered to the Committee. The foregoing timing restrictions do not apply to a Participant’s election to receive cash or Common Shares.
Section 6.     Payment of Benefits
      (a) Payment Upon Termination. Except as provided in Sections 6(b) or 6(c) below, upon Termination, each Eligible Director shall be entitled to a distribution of the Units credited to the Eligible Director’s Account in the manner specified in the Eligible Director’s initial Participation Agreement or in any revised

Participation Agreement meeting the requirements of Section 5(b). Distribution of an Eligible Director’s Accounts pursuant to this Section may be made by means of any one of the following methods:

(1) Lump Sum Cash Payment. A single lump sum cash payment in an amount equal to (i) the sum of the number of Units credited to the Eligible Director’s Account on the effective date of the distribution multiplied by (ii) the Fair Market Value on such date. Such lump sum cash payment shall be made to the Eligible Director on the effective date of the distribution.

(2) Lump Sum Payment of Common Shares. A single delivery of a number of Common Shares equal to the number of Units credited to the Eligible Director’s Account at the effective date of the distribution. Any fractional Common Shares will be settled in cash based on the Fair Market Value on the effective date of the distribution. Such Common Shares (and any cash in lieu of fractional Common Shares) shall be delivered to the Eligible Director on the effective date of the distribution.

(3) Cash Installment Payments. By distribution in substantially equal monthly, quarterly, semiannual or annual cash installments over a fixed period selected by the Eligible Director but not in excess of ten (10) years. The amount of each installment shall equal (i) the number of Units credited to the Eligible Director’s Account as of the effective date of the installment payment multiplied by (ii) the Fair Market Value on such date and divided by (iii) the remaining number of payments to be made. The first installment payment shall be made on the effective date of the installment payment and all subsequent installment payments shall be made at the regular interval elected by the Eligible Director in the Eligible Director’s Participation Agreement.

(4) Common Shares Installment Payments. By distribution in substantially equal monthly, quarterly, semiannual or annual installments of Common Shares over a fixed period selected by the Eligible Director but not in excess of ten (10) years. The number of Common Shares to be distributed at each installment shall equal (i) the number of Units credited to the Eligible Director’s Account as of the effective date of the installment payment divided by (ii) the remaining number of payments to be made. For purposes of any distribution prior to the final installment, fractional Common Shares will be rounded up to the nearest whole Common Share. However, if the final installment requires the distribution of a fractional Common Share, the fractional Common Share will be settled in cash based on the Fair Market Value on the date immediately preceding the date of distribution. The first installment payment shall be made on the effective date of the installment payment and all subsequent installment payments shall be made at the regular interval elected by the Eligible Director in the Eligible Director’s Participation Agreement.
The effective date of any lump sum payment and the effective date of any first installment payment shall be the Eligible Director’s date of Termination unless the Eligible Director has elected in the Eligible Director’s Participation Agreement to defer the distribution in accordance with Section 5(a). Unless an Eligible Director has affirmatively elected to receive payments in any of the forms permitted by paragraphs (2) through (4), above, the Eligible Director’s Accounts shall be distributed in a lump sum cash payment pursuant to paragraph (1).
      (a) Payment Upon Death. In the event of the death of an Eligible Director prior to full distribution of the Eligible Director’s vested Account, the Corporation, regardless of the elections made in the Eligible Director’s most recent effective Participation Agreement, shall pay to the beneficiary designated by the Eligible Director on a form provided by the Corporation, or, in the absence of such designation, to the Eligible Director’s estate, on the 30th business day following such Eligible Director’s death, cash in an aggregate amount equal to the product of (i) the number of Units credited to such Eligible Director’s Account on the date of the Eligible Director’s death multiplied by (ii) the Fair Market Value on the date of the Eligible Director’s death.
      (b) Change of Control. Notwithstanding the foregoing, upon the occurrence of a Change of Control, and regardless of the elections made in the Eligible Director’s most recent effective Participation Agreement, the Corporation shall pay an Eligible Director, on the 30th business day following the date of such Change of Control, cash in an aggregate amount equal to the product of (i) the number of Units credited to such Eligible

Director’s Account at the time of the Change of Control multiplied by (ii) the Fair Market Value on the date of the Change of Control.
      (c) Satisfaction of Corporation’s Obligation. Upon the delivery of a Common Share (or the payment of cash with respect to a whole or fractional Common Share) pursuant to the Plan, the corresponding Unit (or fraction thereof) shall be canceled and be of no further force or effect. Each Eligible Director’s Account will be adjusted, as payments are made to the Eligible Director, to reflect the cancellation of Units.

Section 7.	Administration
      The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to determine the terms and provisions of the awards made pursuant to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Plan shall be administered such that the transactions contemplated hereunder will continue to qualify for the exemptive relief available Under Rule 16b-3 of the Exchange Act.

Section 8.	Amendment and Termination
      The Board may suspend, revise, amend or discontinue the Plan at any time; provided, however, that no such action may materially and adversely affect any rights of an Eligible Director under any Grant made pursuant to the Plan without such Eligible Director’s consent, except to the extent such action is required to comply with applicable laws, rules or regulations. Unless the Board otherwise specifies at the time of such termination, a termination of the Plan will not result in a distribution with respect to the Units then credited to an Eligible Director under the Plan.

Section 9.	Effective Date of the Plan
      The Plan, as amended and restated, shall be effective as of January 1, 2007 and shall terminate as of December 31, 2016 unless extended by the Board or terminated at an earlier date pursuant to Section 8 of the Plan.

Section 10.	Governing Law
      The Plan shall be construed in all respects under the laws of the State of New York.

Section 11.	General Provisions
      (a) Nontransferable Grants. Grants made under the Plan may not be assigned or transferred, in whole or in part, either directly or by operation of law (except in the event of an Eligible Director’s death by will or applicable laws of descent and distribution), including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Eligible Director in the Plan shall be subject to any obligation or liability of such Eligible Director.
      (b) Good Faith Compliance with Section 409A of the Code. For purposes of good faith compliance with Section 409A of the Code, and for purposes of any applicable transition rule thereunder, this Plan shall be treated as though it were a continuation of the 1997 Plan. Notwithstanding anything else in the Plan, all deferrals hereunder and all deferrals with respect to Unit awards granted in calendar years 2005 and 2006 under the 1997 Plan are intended to comply with Section 409A of the Code.
      (c) No Right to Serve as a Director. The Plan shall not impose any obligation on the Corporation to retain any Eligible Director as a Director nor shall it impose any obligation on the part of any Eligible Director to remain as a Director of the Corporation.
      (d) No Right to Particular Assets. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Corporation and any Eligible Director, the executor, administrator or other personal representative or designated beneficiary of such Eligible Director, or any other persons. Any reserves that may be established by the Corporation in connection with Units granted under the Plan shall continue to be treated as the assets of the Corporation for Federal income tax purposes and remain subject to the claims of the Corporation’s creditors. To the extent that any Eligible Director or the executor, administrator, or other personal representative of such Eligible Director acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.
      (e) No Rights as Shareholder. An Eligible Director shall have no rights as a shareholder of the Corporation with respect to any Units granted pursuant to the Plan unless and until Common Shares are delivered pursuant to Section 6 above.
      (f) Limitations on Liability. Neither the establishment of the Plan nor any modifications thereof nor the creation of any account under the Plan nor the payment of any benefits shall be construed as giving to any participant or other person any legal or equitable right against the Corporation (or any person connected therewith) except as provided by law or any Plan provision. In no event shall the Corporation or any person connected therewith be liable to any person for the failure of any participant or other person to be entitled to any particular tax consequences with respect to the Plan or any contribution thereto or any distributions therefrom.
      (g) Non-Exclusivity. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable.
      (h) No Limit on Corporate Action. The existence of the Plan and the Units granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Shares, the dissolution or liquidation of the Corporation or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding.
      (i) Listing of Common Shares and Related Matters. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Common Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Common Shares under the Plan, no Common Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.
      (j) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.
      (k) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Board, the Corporation and all other parties with respect thereto.
      (l) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

PROXY
PHELPS DODGE CORPORATION
Solicited on Behalf of the Board of Directors of Phelps Dodge Corporation
     The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints Timothy R. Snider, Ramiro G. Peru and S. David Colton, each or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Friday, May 26, 2006 at 9:00 a.m., MST and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned’s account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by Mellon Investor Services LLC.
     For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: the undersigned instructs J.P. Morgan Chase Bank as Trustee for the Plans, to vote all shares or fractions of shares credited to the account as of the latest available processing date on or before May 26, 2006, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

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The Board of Directors recommends you vote FOR MANAGEMENT PROPOSALS 1, 2 AND 3.	Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR ALL	WITHHELD FOR ALL
PROPOSAL 1: Election of Directors for the term specified in the Proxy Statement:	☐	☐
01 C. Krulak	04 M. Richenhagen
02 D. McCoy	05 J. Thompson
03 W. Post

WITHHELD FOR: (Write name(s) of nominee(s) below).

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	FOR	AGAINST	ABSTAIN
PROPOSAL 2: Approve the Phelps Dodge Corporation Directors 2007 Stock Unit Plan	☐	☐	☐

PROPOSAL 3: Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2006	☐	☐	☐

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.			☐
The proxies are instructed to vote as directed above, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted FOR Management Proposals 1, 2 and 3 as recommended by the Board of Directors.

Signature	Signature	Date

NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

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